                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12B-25

                                                      SEC File Number: 000-29689
                                                                       ---------
                                                       CUSIP Number: 29254E 20 0
                                                                     -----------

                           NOTIFICATION OF LATE FILING

(Check One):   /_/ Form 10-KSB   /_/ Form 20-F   /_/ Form 11-K   /X/ Form 10-QSB
               /_/ Form 10-D     /_/ Form N-SAR  /_/ Form N-CSR

For Period Ended: March 31, 2005
                  --------------------------------------------------------------

/_/ Transition Report on Form 10-KSB    /_/ Transition Report on Form 10-QSB
/_/ Transition Report on Form 20-F      /_/ Transition Report on Form N-SAR
/_/ Transition Report on Form 11-K

For the Transition Period Ended:
                                 -----------------------------------------------

         READ ATTACHED INSTRUCTIONS SHEET BEFORE PREPARING FORM. PLEASE PRINT OR
TYPE.

         Nothing in this form shall be  construed  to imply that the  Commission has verified any information contained herein.

         If the  notification  relates to a portion of the filing checked above, identify the item(s) to which the notification relates:_________________________
________________________________________________________________________________

                                     PART I
                             REGISTRANT INFORMATION

Full name of registrant   Enclaves Group, Inc.
                          ------------------------------------------------------

Former name if applicable
                          ------------------------------------------------------

Address of  principal  executive  office  (STREET AND NUMBER)
2550 East Trinity Mills Road, Suite 122
--------------------------------------------------------------------------------

City, state and zip code Carrollton, Texas 75006
                         -------------------------------------------------------

                                     PART II
                            RULES 12B-25 (B) AND (C)

         If the subject report could not be filed without unreasonable effort or expense  and  the  registrant  seeks  relief  pursuant  to Rule  12b-25(b),  the following should be completed. (Check box if appropriate.)

         (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

/X/      (b) The subject annual report, semi-annual report, transition report on
         Form 10-KSB, 20-F, 11-K or Form N-SAR or Form N-CSR, or portion thereof will be filed on or before the  fifteenth  calendar day  following  the prescribed  due date;  or the subject  quarterly  report or  transition report on Form 10-QSB or subject  distribution  report on Form 10-D, or portion  thereof,  will be filed on or before  the fifth  calendar  day following the prescribed due date; and

         (c) The  accountant's  statement  or  other  exhibit  required  by Rule
         12b-25(c) has been attached if applicable.

                                    PART III
                                    NARRATIVE

         State below in reasonable  detail the reasons why Forms  10-KSB,  20-F,
11-K,  10-QSB,  10-D, N-SAR,  N-CSR or the transition report or portion thereof, could not be filed within the prescribed time period.

         Due to  difficulty  in gathering  certain  information,  the Company is unable to file its Form 10-QSB in a timely manner.

                                     PART IV
                                OTHER INFORMATION

         (1) Name and  telephone  number of person to  contact in regard to this notification

         Daniel G. Hayes               (914)                     592-2100
--------------------------------------------------------------------------------
              (Name)                (Area Code)               (Telephone Number)

         (2) Have all other periodic  reports required under Section 13 or 15(d)
of the Securities  Exchange Act of 1934 or Section 30 of the Investment  Company
Act of 1940 during the  preceding 12 months or for such shorter  period that the registrant was required to file such report(s) been filed?  If the answer is no, identify report(s).

                                                                  /_/ Yes /X/ No

         Form 10-KSB for Period  Ended  December 31, 2005 has not been filed but is anticipated to be filed on or before May 18, 2006.

                                       2

         (3) Is it  anticipated  that  any  significant  change  in  results  of operations  for the  corresponding  period  for the  last  fiscal  year  will be reflected by the  earnings  statements  to be included in the subject  report or portion thereof?
                                                                  /_/ Yes /X/ No

If so, attach an explanation of the  anticipated  change,  both  narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                              Enclaves Group, Inc.
--------------------------------------------------------------------------------
                  (Name of Registrant as Specified in Charter)

has  caused  this  notification  to be signed on its  behalf by the  undersigned hereunto duly authorized.

Date: May 15, 2006                By:  /s/ Daniel G. Hayes
      --------------                   -----------------------------------------
                                                 Daniel G. Hayes
                                                 Chief Executive Officer

         INSTRUCTION.  The form may be signed  by an  executive  officer  of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature.  If
the  statement  is  signed  on  behalf  of  the   registrant  by  an  authorized
representative   (other   than   an   executive   officer),   evidence   of  the
representative's  authority to sign on behalf of the  registrant  shall be filed with the form.

                                    ATTENTION

         INTENTIONAL  MISSTATEMENTS  OR  OMISSIONS  OF FACT  CONSTITUTE  FEDERAL
CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).